Exhibit 4.75

AMENDMENT TO THE SHARE PURCHASE AND SUBSCRIPTION AGREEMENT

This AMENDMENT TO THE SHARE PURCHASE AND SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into on December 22, 2007 by and among the following Parties:

A.           Ixworth Enterprises Limited, a British Virgin Islands company (the “Purchaser”);

B.           Beijing Ninetowns Network and Software Co., Ltd., a wholly foreign-owned enterprise established under the laws of the PRC (the “WFOE”);

C.           Mr. Fan Hui Yang (“Mr. Fan”);

D.           Zhi Sheng Limited, a British Virgin Islands company (“Zhi Sheng”);

E.           Ample Spring Holdings Limited, a British Virgin Islands company (the “Company”);

F.           Beijing Baichuan Tongda Science and Technology Development Co., Ltd. (北京百川同达科技发展有限责任公司), a limited liability company formed under the laws of the PRC (“Baichuan”); and

G.           Mr. Zhou Peiji and Mr. Zhou Lijun (each a “Baichuan Principal” and collectively, the “Baichuan Principals”).

RECITALS

WHEREAS, the Parties entered into that certain Share Purchase and Subscription Agreement dated April 9, 2007 (the “Share Purchase and Subscription Agreement”); and

WHEREAS, the Parties now desire to amend the Share Purchase and Subscription Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties hereto hereby agree as follows:

ARTICLE 1
AMENDMENT.

1.1                Amendment.  Article 2.24 of the Share Purchase and Subscription Agreement shall be amended and restated in its entirety as follows:

“2.2.4   An amount equal to RMB102,500,000 (the “Deferred Investment”) shall be paid to the Company by the Purchaser at its sole discretion in accordance with the capital requirements of the Company, but, in any case by no later than April 9, 2008.”

ARTICLE 2
MISCELLANEOUS.

2.1                Governing Law.  This Agreement and the Share Purchase and Subscription Agreement shall be governed in all respects by the laws of Hong Kong.

2.2                Survival.  The representations, warranties, covenants and agreements made herein shall survive any due diligence investigation made by any party hereto and shall survive the Closing.

2.3                Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments.  This Agreement and the Share Purchase and Subscription Agreement and the rights and obligations herein and therein may be assigned by the Purchaser to any Affiliate of the Purchaser.  No Warrantor may assign its rights or delegate its obligations under this Agreement or the Share Purchase and Subscription Agreement without the written consent of the Purchaser.

2.4                Entire Agreement.  This Agreement and the Share Purchase and Subscription Agreement and the schedules and exhibits thereto and the Transaction Agreements, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

2.5                Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement and the Share Purchase and Subscription Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) when sent by facsimile at the number set forth in the Share Purchase and Subscription Agreement, upon a successful transmission report being generated by the sender’s machine; or (iii) three (3) Business Days after deposit with an internationally-recognized overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit B of the Share Purchase and Subscription Agreement with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.  Each person making a communication hereunder or thereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.  A party may change or supplement the addresses given in the Share Purchase and Subscription Agreement, or designate additional addresses, for purposes of this Section 2.5 by giving the other party written notice of the new address in the manner set forth above.

2.6                Amendments and Waivers.  This Agreement and the Share Purchase and Subscription Agreement may be amended only with the prior written consent of the Purchaser and the Baichuan Principals.

2.7                Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party hereto under this  Agreement or the Share Purchase and Subscription Agreement, shall impair any such right, power or remedy of the aggrieved party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach of default under this Agreement or the Share Purchase and Subscription Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement or the Share Purchase and Subscription Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or the Share Purchase and Subscription Agreement, or by law or otherwise afforded to the parties shall be cumulative and not alternative.

2.8                Interpretation; Titles and Subtitles.  This Agreement and the Share Purchase and Subscription Agreement shall be construed according to their fair language.  The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement or the Share Purchase and Subscription Agreement.   The titles of the sections and subsections of this Agreement and the Share Purchase and Subscription Agreement are for convenience of reference only and are not to be considered in construing this Agreement and the Share Purchase and Subscription Agreement.

2.9                Counterparts.  This Agreement and the Share Purchase and Subscription Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

2.10              Severability.  Should any provision of this Agreement or the Share Purchase and Subscription Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement and the Share Purchase and Subscription Agreement.

2.11              Pronouns.  All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons may require.

2.12              Dispute Resolution.  Any dispute, controversy or claim arising out of or relating to this Agreement and the Share Purchase and Subscription Agreement, or the breach,

termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL arbitration rules then in effect. The appointing authority shall be Hong Kong International Arbitration Centre (“HKIAC”). The place of arbitration shall be in Hong Kong at HKIAC.  There shall be three (3) arbitrators.  The language to be used in the arbitral proceedings shall be English.  Any such arbitration shall be administered by HKIAC in accordance with HKIAC procedures for arbitration in force at the date of this Agreement or the Share Purchase and Subscription Agreement including such additions to the UNCITRAL arbitration rules as are therein contained.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

Ixworth Enterprises Limited By: /s/ Wang Shuang Name: Mr. Wang Shuang Title: Director	Fan Hui Yang /s/ Fan Hui Yang
Beijing Ninetowns Network and Software Co., Ltd. By: /s/ Ng Kin Fai Name: Mr. Ng Kin Fai Title: Director	Zhi Sheng Limited By: /s/ Fan Hui Yang Name: Mr. Fan Hui Yang Title: Director
Zhou Lijun /s/ Zhou Lijun	Ample Spring Holdings Limited By: /s/ Fan Hui Yang Name: Mr. Fan Hui Yang Title: Director
Zhou Peiji /s/ Zhou Peiji	Beijing Baichuan Tongda Science and Technology Development Co., Ltd. (北京百川同达科技发展有限公司) By: /s/ Zhou Peiji Name: Mr. Zhou Peiji Title: Director

[Signature Page of Amendment to the Share Purchase and Subscription Agreement]